EXHIBIT 1

AGREEMENT FOR JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree that the Schedule 13D being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the Class A Common Stock of World Wrestling Entertainment, Inc., a Delaware corporation, shall be, and is, filed on behalf of each of the undersigned.

December 9, 2013

/s/ Paul C. Cancilla
Name: Paul C. Cancilla
Title: Attorney-in-Fact, on behalf
of Linda E. McMahon, individually

Vincent K. McMahon 2013 Irrev.
Trust U/A dtd. December 5, 2013

/s/ Paul C. Cancilla
Name: Paul C. Cancilla
Title: Attorney-in-Fact, on behalf
of Linda E. McMahon, as Trustee of
the Vincent K. McMahon 2013 Irrev.
Trust U/A dtd. December 5, 2013